FORM 12B-25

            U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549



                    NOTIFICATION OF LATE FILING

       [X] Form 10-K and Form 10-KSB  [ ]Form 20-F  [ ] Form 11-K
              [ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR


                For Period Ended: December 31, 2002

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended: ______________________


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                            PART I
                   REGISTRANT INFORMATION


     Full Name of Registrant: Costas, Inc.

     Former Name if Applicable: N/A


               Address of Principal Executive Office


     Street and Number: 3356 Eagle Way


     City, State and Zip Code: Rosamond, California 93560



                             PART II
                    RULES 12b-25(b) and (c)


     If   the   subject  report  could  not  be   filed   without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate).

[X]       (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be files on or before the fifth calendar day following the prescribed due date; and

[ ]       (c)    The  accountant's  statement  or  other  exhibit
          required  by  Rule  12b-25(c)  has  been  attached   if
          applicable.





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                           PART III
                          NARRATIVE



     State below in reasonable detail the reasons why the Form 10-KSB or portion thereof could not be filed within the prescribed time period.

The accountants have not had the opportunity to finish the Form 10-KSB in time for the Company to make its final review prior to the due date. The Company will file the Form 10-KSB by the extension date.



PART IV - OTHER INFORMATION



     (1) Name and telephone number of person to contact in regard to this notification:

          Frank Danesi Jr.    (702)           338-6109
          ------------------------------------------------
          Name              (Area Code) (Telephone Number)

     (2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is not, identify report(s).
                                        [X] Yes    [ ] No


     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [ ] Yes    [X] No


          If so, attach an explanation of the anticipated change,
          both    narratively   and   quantitatively,   and    if
          appropriate,   state  the  reasons  why  a   reasonable
          estimate of the results cannot be made.



                                Costas, Inc .
              (Name of Registrant as Specified in Charter)


          Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 31, 2003.




                              By:     /s/John Henderson
                                   -----------------------
                              Name:  John Henderson
                              Title: President




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